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EXHIBIT 10.3

EQUITY TRANSFER AGREEMENT

among

LU BENZHAO (Seller A)

and

LU TINGLAN (Seller B)

and

MAANSHAN GLOBAL MINING RESOURCES LIMITED
(Purchaser)

August 11, 2008
Nanjing, the People's Republic of China

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Schedules :

Schedule 1:	List of Selected Employees

Schedule 2:	Breakdown of Assets

Schedule 3:	Representations and Warranties

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THIS AGREEMENT (“Agreement”) is executed on August 11, 2008 in Nanjing, the People’s Republic of China (“China” or “PRC”) by and between:

(1)
Maanshan Global Mining Resources Ltd., a limited liability company duly incorporated and validly existing pursuant to the laws of the PRC, having its legal address at No. 6, South Hongqi Road, Maanshan Economic and Technology Development Zone (hereafter referred to as the "Purchaser");

(2)
Mr. LU Benzhao, a PRC citizen, residing now at No. 204, Block 17, Liyuan Village, Huashan District, Maanshan Municipality, Anhui Province and his ID number is 340505195112240018 (hereinafter referred to as the "Seller A"); and

(3)
Ms. LU Tinglan, a PRC citizen, residing now at No. 204, Block 17, Liyuan Village, Huashan District, Maanshan Municipality, Anhui Province , and her ID number is 340521196711112848 (hereinafter referred to as "Seller B").

For the purpose of this Agreement, Seller A and Seller B are collectively referred to as the "Sellers"; the Purchaser and the Sellers are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	Maanshan Zhaoyuan Mining Co., Ltd. legitimately holds its mining right, and its main business is mining, processing and sale of iron ore] (hereinafter referred to as "Target Company").

(B)	Sellers are the legitimate owners and beneficiaries of the 100% equity of the Target Company, among which Seller A holds 98% equity, and Seller B holds 2% equity of the Target Company.

(C)
The Purchaser is interested to purchase from the Sellers and the Sellers are interested to sell to the Purchaser One Hundred percent (100%) equity interest in the Target Company. The Parties have entered into a Equity and Assets Transfer Heads of Agreement for the aforementioned, and the Purchaser has paid to Seller A the deposit as set forth in such heads of agreement ("Deposit").

(D)
In order to effect this transaction, the Parties have decided to enter into this Agreement which shall be submitted to the relevant Chinese authorities for approval and registration in accordance with PRC laws.

NOW, THEREFORE, after friendly consultations conducted in accordance with the principles of equality and mutual benefit, the Parties hereby enter into this Agreement:

ARTICLE 1. DEFINITIONS

For the purposes hereof, the terms with a capitalized initial letter (which are in bold in the Chinese version) shall have the meaning set forth below:

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"Affiliate" shall mean any corporation, partnership, company (whether with limited or infinite liability), joint venture, trust, association or other entity (i) which is directly or indirectly controlled by the Sellers or (ii) which directly or indirectly controls, or is controlled by, or is under common control with, the Purchaser. For the purpose hereof, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the decisions relating to any corporation, partnership, limited liability company, joint venture, trust, association or other entity, whether by the ownership of voting securities or otherwise. With respect to the Sellers, "Affiliate" shall also mean their spouse, child, parent, sibling or person sharing their household.

"Business" shall mean the business engaged in by the Target Company and consisting mainly to mine, process and sale iron ore.

"New Business License" shall mean the business license issued subsequent to Target Company's transformation into the subsidiary of the Purchaser.

"Equity Transfer" shall mean the transfer of all the equity in Target Company by the Sellers to the Purchaser as per this Agreement.

"Encumbrance" shall mean any charge, claim, lien, option, pledge, mortgage, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Selected Employees" shall mean the employees previously employed by Target Company, which is listed in Schedule 1 as annexed to this Agreement. The names, titles, ages, fixed salaries, bonuses and other economical and non-economical rewards are listed therein.

"Governmental Authority" means, with respect to any country, the government of the state, city, locality or other political subdivision thereof, any agency, authority, regulatory body, or other entity exercising executive, legislative, judicial, regulatory or administrative functions.

"Intellectual Property Rights" shall mean (i) all patents, trademarks, service marks, trade names and copyrights for which registrations have been issued or applied for in any country or other jurisdiction and that are used by the Target Company in connection to the Business and (ii) all  agreements, commitments, contracts, understandings, licenses, assignments or other Applicable Contract relating or pertaining to any right described in the preceding clause.

"Legal Requirements" shall mean, with respect to any country, the constitution, laws, ordinances, regulations, statutes, treaties, conventions or administrative orders of any Governmental Authority of that country, as in effect on or prior to the Closing Date.

"Ordinary Course " shall mean any action taken or decision made in relation to the Business which satisfies the following conditions:

(i)	is consistent in nature, scope and magnitude with the past practices of the Business;

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(ii)	is taken in the ordinary course of the normal, day-to-day operations of the Business; and

(iii)
does not require any authorization by the board of directors or the general shareholders’ assembly (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature.

"Registration Authority" shall mean the State Administration for Industry and Commerce in China and/or any local administrative authorities duly authorized by the State Administration for Industry and Commerce.

"Associated Equity Transfer" shall mean the transfer to the Purchaser of (i) the 100% equity held by the Sellers in Nanjing Sudan Mining Co., Ltd. ("Sudan") and (ii) the 100% equity held by the Sellers in Maanshan Xiaonanshan Mining Co., Ltd.("Xiaonanshan").

"Assets" shall mean all equipment, tools, molds, machinery, vehicles, installations, furniture, intellectual property, inventory (including components of machineries), cash, account receivables, and other Assets, including land use rights and real properties, plants, office buildings (if any), that are owned by the Target Company in connection with the Business. A list of the Assets is attached hereto in Schedule 2.

ARTICLE 2. EQUITY TRANSFER

2.1	Equity Transfer from the Sellers to the Purchaser

2.1.1
Subject to the terms and conditions provided in this Agreement, , the Sellers shall sell to the Purchaser One Hundred percent (100%) Equity in the registered capital of the Target Company, among which Seller A shall sell to the Purchaser 98% equity, and Seller B shall sell to the Purchaser 2% equity; the Purchaser buys from the Sellers all the Equity.

2.1.2	Upon completion of the Equity Transfer, the Target Company shall be converted into a foreign wholly owned subsidiary held by the Purchaser ("Global Mining Subsidiary").

2.1.3	The Equity transferred by the Sellers to the Purchaser does not bear any encumbrances, and is not pertained by any other liabilities or third party rights.

2.1.4	The Sellers fully understand that the Purchaser's execution of this Agreement is based upon all the statements, representations and warranties contained under this Agreement.

2.2	Purchase Price and Payment of Purchase Price

2.2.1
The consideration for the Equity Transfer shall be in based upon the appraisal on the value of the Equity issued by a asset appraisal firm, and shall be RMB 80 million in cash or the equivalent USD in cash ("Purchase Price"). The exchange rate between USD and RMB shall be the middle rate issued by the People's Bank of China on the date of Aug 11, 2008.

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2.2.2	The value of the Assets up to the Closing Date shall be affirmed based upon the mid term financial statement issued by accounting firm. Such value shall be the basic value for closing.

2.2.3
The Purchaser shall pay to the Sellers as set forth in 2.2.5 the first instalment of the Purchase Price (“ First Instalment”) in the amount of RMB 45.4 million in cash or the equivalent USD in cash within 20 working days after the conditions precedent provided in Clause 3.2 of this Agreement are fully satisfied. The exchange rate between USD and RMB shall be the middle rate issued by the People's Bank of China on the date of Aug 11, 2008.

2.2.4
The Purchaser shall pay to the sellers as set forth in 2.2.5 the second instalment of the Purchase Price (“Second Instalment”) in the amount of RMB 34.6 million in cash or the equivalent USD in cash 15 days before the closing date. The exchange rate between USD and RMB shall be the middle rate issued by the People's Bank of China on the date of Aug 11, 2008. The Sellers shall, before Dec 5th, 2008, inform the Purchaser in good faith the estimated closing date and provide evidence to prove that the closing can take place on that date.

2.2.5
The above payment shall be remitted by telegraphic transfer into the bank account ("Escrow Account") inside the PRC designated by Escrow Agent ("Escrow Agent"), who is both approved by the Purchaser and the Sellers.

ARTICLE 3. CONDITIONS PRECEDENT

The Equity Transfer shall be subject to prior satisfaction of the following conditions precedent:

3.1	Conditions precedent in relation to Equity Transfer:

(a)	All regulatory approvals deemed necessary by the Purchaser to complete the Equity Transfer and the Associated Equity Transfers shall have been validly and unconditionally obtained; and

(b)	the registration authority has issued the New Business License to the Global Mining Subsidiary, Xiaonanshan and Sudan with a company term of 30 years.

3.2	Conditions precedent for the Purchaser's performance of the duties under this Agreement:

(a)	the representations and warranties listed in Clause 5 and Schedule 3 of this Agreement are true, precise and complete.

(b)	the shareholders' meeting of the Sellers have passed the resolution approving the Equity Transfer.

(c)	the executive director of the Target Company has approved the Equity Transfer.

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(d)	the Sellers and the Purchaser have entered into an escrow agreement with the Escrow Agent that is fully compliant with the related provisions under this Agreement.

(e)	the Sellers have obtained and validly maintained the latest valid originals necessary for the mining business in the name of the Target Company, including but not limited to:

(i) safe production permit;

(ii) explosives permit;

(iii) permit for water and soil conservation plan

(iv) approval for temporary use of land;

(v) approval for temporary occupation of forest land; and

(vi) mining license.

(f)	the relevant Government Authority has completed the foreign debt registration for the Purchaser at its application.

(g)	a list of assets as Schedule 2 of the Target Company approved by the Purchaser and the Sellers.

The Purchaser may decide in its own discretion to waive any of the conditions under Clause 3.2.

3.3	Conditions precedent for the Sellers' performance of the duties under this Agreement:

(a)	China Global Mining Resources Ltd., as the parent company of the Purchaser ("Global Mining") has signed a Consultancy Service Agreement with Seller A.

(b)	Global Mining Subsidiary has signed an employment contract with Seller A.

ARTICLE 4 . AGREEMENTS PRIOR TO CLOSING

4.1	Assets of Target Company

During the date of execution of this Agreement and the date of completion of Closing, the Sellers shall assure that all the assets of the Target Company including (without limitation) Assets are ready for the Purchaser or the Purchaser's representative to check according to Schedule 2. The difference between the actual total value of such Assets and the records on the Target Company's books shall not exceed 0.1%, otherwise the Purchase Price shall be deducted accordingly.

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4.2	Both Parties' Duties

4.2.1	The Parties agree to perform the following duties:

(a)	During the period extending from the date of this Agreement until the Closing Date, the Sellers shall cause the Target Company to conduct its Business only in the Ordinary Course;

(b)
The Sellers shall, and shall cause the directors/executive director of the Target Company appointed by them, to take all actions as may be necessary or desirable in order to effect and/or facilitate the Equity Transfer; and

(c)
The Parties shall take all actions, execute all documents and more generally do everything necessary or desirable in order to obtain the Business License from the relevant Governmental Authorities as soon as possible.

4.2.2	During the execution of this Agreement and the completion of Closing, without the consent by the Purchaser, the Sellers shall not:

(a)	dispose any assets the Target Company, unless during the ordinary course of business operation;

(b)	set any mortgage, pledge, lien or any other third party rights on the assets of the Target Company;

(c)	make any payment to any individual (including employee), company, enterprise or organization that is not compliant with the normal business operation; or

(d)	undertake any conduct that is not compliant with the normal business operation in any means, no matter in terms of the nature, scope or means of operation etc. in respect of the Business.

ARTICLE 5. NON COMPETITION

5.1	Each of the Parties represents and warrants the following:

5.1.1	Each Party represents and warrants to the other Party the following:

(a)
such Party has or has already had all necessary power, approval or authorisation, and has completed all necessary legal procedures, to execute this Agreement and completely perform each of the duties under this Agreement;

(b)	the representative of such Party to execute this Agreement has the authorization to execute this Agreement;

(c)	upon approval and registration by the registration authority, the provisions in this Agreement shall be legally, effectively and bindingly constitute duties for such Party;

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(d)	such Party's exercise of rights and performance of duties under this Agreement will not violate any governing law and any other agreement entered into by such Party;

(e)	each of such Party's representations and warranties in the schedule to this Agreement is true and precise;

(f)
such Party shall indemnify and compensate the other Party if its violation of any of the representations, warranties and undertakings under this Agreement cause any losses, damages or incur any expenses or costs for the other Party.

5.2	The Purchaser and the Sellers undertake to each other the following:

5.2.1
The Purchaser undertakes to the Sellers, it will assure before or at the time this Agreement is executed to cause Global Mining to enter into a Consultancy Service Agreement with Seller A, and clearly setting forth that Global Mining shall directly pay to Seller A service fee in accordance with the Consultancy Service Agreement. The main clauses of the Consultancy Service Agreement shall include the following:

(a)	the Sellers shall provide consultancy services to the Purchaser;

(b)	the term of the Consultancy Service Agreement shall be two (2) years full time service as from the completion of the transaction; and

(c)
the Sellers shall in his own capacity obtain any necessary approval for executing and performing the Consultancy Service Agreement, and shall bear by himself the taxes incurred inside and outside the PRC by the payment of services fees.

5.2.2	Seller A and Seller B undertakes to the Purchaser, it shall assure, before the completion of Closing of the Equity Transfer:

(a)	to obtain approval on the Equity Transfer from the relevant government authority and the relevant registration change by the registration authority.

(b)	all the permits necessary for the operation of mining business of the Target Company has been amended according to be held by the Target Company.

(c)	the Associated Equity Transfer is approved by the relevant government authority and registration change by the registration authority.

(d)	each of the representations and warranties made to the Purchaser in Schedule 3 is true, complete and precise.

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ARTICLE 6. CLOSING

6.1	Closing

The closing of the Equity Transfer ("Closing") shall take place within 15 days after the issuance of the new Business License and shall be subject to the satisfaction of all the conditions precedent set out in Article 3 hereof, but shall not be later than Dec 20, 2008 ("Closing Date"), otherwise shall be agreed by the Purchaser. The Closing shall take place at the specific venue for Closing.

6.2	Deliveries by Seller

On the Closing Date, Seller shall deliver and shall procure delivery to Purchaser all documents evidencing the satisfaction of all the conditions precedent set out in Article 3 hereof, including without limitation:

(a)	the New Business License issued to the Global Mining Subsidiary by the registration authority after the Equity Transfer;

(b)	the original of the Business License of the Target Company and the following latest and valid originals:

(i) the organization code certificate;

(ii) tax registration certificates (for national and local taxes);

(iii) finance registration certificate;

(c)	the following latest valid originals necessary for the mining business in the name of the Target Company:

(i) safe production permit;

(ii) explosives permit;

(iii) permit for water and soil conservation plan

(iv) approval for temporary use of land;

(v) approval for temporary occupation of forest land; and

(vi) mining license.

(d)	evidences that the Associated Equity Transfers have been approved and registered by relevant Government Authorities;

(e)	document and/or registration evidencing that the Target Company is qualified to issue VAT invoice;

(f)	resolution of Seller's shareholders meeting approving the Equity Transfer;

(g)	the Target Company's resolution signed by the executive director approving the Equity Transfer; and

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(h)	a duly executed statement reiterating the truthfulness, completeness and accuracy of the Sellers' representations and warranties at the Closing Date.

(i)	assets as listed in Schedule 2, time is of the essence.

The Purchaser may, at its decision, not required the Sellers to deliver the same documents already delivered under Clause 3.2

6.3	Payment by the Purchaser

Subject to Clause 6.2, the Purchaser orders on the Closing Date the escrow agent bank to release all the Purchase Price in the Escrow Account to the Sellers, and thereafter the Escrow Account shall be cancelled.

6.4	Delay and Termination of the Closing

6.4.1
In case the conditions precedent set out in Article 3 hereof have not been fully fulfilled as of the Closing Date, unless the failure is caused by the breach of Purchaser, Purchaser shall be entitled to:

(a)	use reasonable effect, after discussion and agreement with Seller, to cause the Closing to take place as soon as possible; or in case no agreement reached,

(b)	terminate the Closing and ordering the Escrow Agent to return all the Purchase Price to the Purchaser.

6.4.2	Prior to completion of the Closing, if:

(a)	Purchaser becomes aware of any material breach by Seller of the representations, warranties or undertakings hereunder; or

(b)	Seller has seriously breached its obligations hereunder and failed to remedy the same to the satisfaction of Purchaser if the breach is remediable; or

(c)	any event occurs, which if would have occurred prior to the execution of this Agreement should have constituted material breach of the representations or warranties made by Seller hereunder; or

(d)	any event occurs that causes materially adverse impact on the business Seller is engaging in or such event might occur after the Closing,

Then, without prejudice to any other rights of Purchaser, Purchaser may choose to terminate this Agreement after inform Seller in writing to such effect without being liable to Seller therefor.

ARTICLE 7. SETTLEMENT AND COMPENSATION OF THE EMPLOYEES OF THE TARGET COMPANY

7.1	The Sellers' Duties

The social securities and termination, compensation and settlement in respect of the current employment of the employees (including the Selected Employees) of the Target Company arising from this Agreement shall be solved by Seller at its own costs. Seller agrees to draft a settlement plan for its employees (including the Selected Employees) and submit it to relevant authority as part of the Equity Transfer application documents.

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7.2	Nullification of the Existing Employment Contracts

After the execution of this Agreement and before the registration authority has issued a new Business License to the subsidiary of Global Mining, Seller shall cause the Target Company to terminate all existing employment contracts with all its employees and make reasonable compensation to the employees in accordance with relevant Chinese employment laws and regulations. Seller shall make its best effort to assist the subsidiary of Global Mining to conclude new employment contracts with the Selected Employees.

7.3	Execution of New Employment Contracts

Within 5 working days after the issuance of the new Business License, Purchaser shall cause the subsidiary of Global Mining to enter into employment contract with the Selected Employees and the salary, wage, bonus, subsidy, social securities, benefits and holidays and leaves of the Selected Employees under the new employment contracts shall not be lower than that in the employment contract prior to the termination.

ARTICLE 8. DISPOSAL OF DEBTS AND LIABILITES PRIOR TO THE EQUITY TRANSFER

8.1	Debts and Liabilities prior to the Equity Transfer

Seller agrees to bear and pay off before Closing any and all liabilities, debts, owings, penalties, claims, actions, disputes and other claims arising from or in connection with the Business, land using, demolition, plant construction, environmental protection, taxes, mining permit, safe working, employment, salary and benefits, social security funds, and contracts in relation to the operation of the Target Company, regardless of whether it has occurred or is occurring or will occur ("Debts prior to the Equity Transfer").

8.2	Indemnification

Seller agrees to indemnify Purchaser against and hold it harmless form loss, claims and expenses (including lawyer's fee) arising from or in connection with the Debts prior to the Equity Transfer.

ARTICLE 9 NON COMPETITION

9.1	Non-Competition

9.1.1
Within five (5) years after this Agreement's effectuation, the Sellers and its Affiliates may not directly or indirectly, in any means, own, participate or engage in prospecting, mining, processing, purification, transportation, purchase and sale of iron ore products or any business related to such products.

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9.1.2
Notwithstanding the above provisions, the Sellers may still hold its interests in the mining companies in which the Sellers started to hold such interests before the Equity Transfer, and may hold no more than 10% equity in a listed company engaging in investment in the mining industry.

9.1.3	Either the Sellers or Affiliates may not employ, intend to employ or solicit any employee or future employee, or sign Consultancy Service Agreements with them.

9.1.4	Either the Sellers or Affiliates may not transact with any clients or customers of the Business, or seek any clients or customers of the Business.

9.1.5	The duties of the Sellers and Affiliates under this Clause 9 shall be effective within five (5) years after effectuation of this Agreement.

9.2	Pre-emptive Right

After execution of this Agreement, the Sellers and its Affiliates undertake to the Purchaser that, if the Sellers or any company that is directly or indirectly controlled by the Sellers through holding 25% or more equity in it, procures or invests in, independently or through joint ventures, mining or mining product processing and/or any related activities, the Sellers shall authorize, or procure to the Sellers' best that such invested company to authorize the Purchaser the pre-emptive right to purchase such business from the Sellers or such invested company (as applicable).

ARTICLE 10 BREACH OF RESPONSIBILITY

10.1	Damage and Indemnification

Seller A and B shall be jointly and severally liable for (i) performance of their duties and provisions under this Agreement and the agreement, and (ii) causing the Target Company to comply with the provisions regarding their duties this Agreement.

10.1.1	If the Sellers breach any of the duties under this Agreement, the Sellers shall bear the following liabilities:

(a)	returning to the Purchaser all the deposit in full and additional expenses (if any)å

(b)	pay to the Purchaser twice the full deposit and additional expenses (if any) as damageså

(c)	pay to the purchaser all the expenses directly or indirectly arising from transactions, including but not limited to, all the legal, accounting, tax, and mining technology consultant charges .

10.1.2	If the Sellers or the Target Company:

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(a)	does not possess or terminate its possession of the land use right of the mining field or the mining license; or

(b)	the Target Company is not completely incorporated, or ceases to operate, or is dissolved, or deregistered;

(c)	act or omit, resulting in that the transaction under this Agreement may not be completed,

the Sellers and the Target Company shall be jointly and severally liable for the following:

(i)	returning all the deposit and additional expenses (if any) to the Purchaser;

(ii)	paying to the Purchaser USD 33 millionor equivalent RMB as a pre-agreed damages.

The Sellers confirm that the above damages are true pre-appraisal of the losses to be suffered by the Purchaser. The payment made by the Sellers and the Target Company in accordance with this 10.1.2 are pre-agreed damages in nature. It doesn't affect any other provisions of this Agreement, and also doesn't affect the effectiveness of any other remedies that the Purchaser is entitled to against the Sellers and the Target Company in enforcing this Agreement.

10.1.3	If the Purchaser fails to make the payment to the Seller according to this agreement, the Purchaser shall pay USD 33 million (or equivalent RMB) to the Seller as the pre-agreed damages.

10.2	Escrow

Within 15 days, or at the time of execution of this Agreement, the Parties shall sign an escrow agreement with the escrow agent, which shall be fully compliant with this Agreement.

ARTICLE 11 CONTRACT EFFECTIVENESS AND NULLIFICATION

11.1	Contract Effectiveness

This Agreement shall take effect at the same time of effectuation of the Associated Equity Transfer upon execution by Seller A, Seller B and duly authorized representative of the Purchaser.

11.2	Termination

This Agreement shall be terminated prior to the Closing if any of the following events occur:

(a)	the Parties agree to terminate in writing;

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(b)	a Party serves a written notice to the other Party that, if

(i)
the other Party conducts a material breach of any provision of this Agreement, and have not remedy such breach within 15 days after service of the written notice of such breach or the non-breaching party waives the right of claiming the breach; or

(ii)	any agreement for the Associated Equity Transfer is terminated;

(c)
a Party serves a written notice to the other Party prior to the Closing upon the occurrence of any of the following events: (i) one Party may not perform part of or all the material duties under this Agreement due to Events of Force Majeure (as defined below), or (ii) becomes insolvency, or (iii) goes bankruptcy, liquidation, debt restructuring, dissolution or enters into similar procedures; or

(d)	the Purchaser terminates this Agreement according to Clause 6.4, or the closing has not taken place by Dec 20, 2008 .

11.3	Effect of Termination

The Parties hereby agree that if this Agreement is terminated due to any of the reasons specified in Article 11.2 herein above, this Agreement shall be terminated. However the duties under Clauses 11.3, 10, 12 and 13 shall continue to be effective, or be terminated due to that one or more conditions under this Agreement by the terminating Party is not satisfied because of a breach of this Agreement by the non-terminating Party, the terminating Party’s right to pursue all legal remedies after the termination of this Agreement shall survive such termination unimpaired.

ARTICLE 12 APPLICABLE LAW AND DISPUTE RESOLUTION

12.1	Applicable Law

This Agreement shall be governed by the laws of the PRC.

12.2	Arbitration

(a)
Any dispute, controversy, or claim between or among the Parties arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled through amicable negotiations between the Parties involved.

(b)
In case no settlement can be reached through amicable negotiations between the Parties within sixty (60) days of the issuance of a written notice from a Party to the other Party of a dispute, the dispute shall be submitted for arbitration in Shanghai under the auspices of the China International Economic and Trade Arbitration Commission ("CIETAC"). Any Party initiating an arbitration proceeding shall give notice to the other Party.

(c)
The arbitration proceedings shall be held in accordance with the arbitration rules of CIETAC in effect on the date of the signing of this Agreement (the "Rules"). However, if certain provisions of the Rules are in conflict with the provisions of this Article 2.2, the provisions of this Article 2.2 shall prevail.

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(d)
The number of arbitrators shall be three (3). Each Party shall appoint one (1) arbitrator and the third arbitrator shall be jointly selected by the Parties. If the Parties fail to select the third arbitrator, the chairman of CIETAC shall select the third arbitrator. If a Party does not appoint an arbitrator within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the chairman of CIETAC

(e)	A request for interim measures addressed by any Party to a judicial authority shall not be deemed incompatible with the agreement to arbitrate or as a waiver of the agreement to arbitrate.。

(f)
The arbitration award shall be final and binding on all of the Parties, including any Party that was duly notified of the arbitration but chose not to participate. Judgement upon the award rendered by the arbitration tribunal may be enforced in any court having jurisdiction thereof。

(g)	The arbitration proceedings shall be conducted in English and Chinese.

12.3	Continued Implementation of this Agreement

During the period when a dispute is being resolved the Parties shall in all other respects continue their implementation of the Agreement.

12.4	Survival of the Arbitration Clause

The termination of this Agreement shall not affect the validity of the arbitration clause herein.

ARTICLE 13 MISCELLANEOUS

13.1	Press Releases and Public Announcement

No Party shall disclose to any third party relating to the existence of this Agreement and/or the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party except if required by applicable laws and to their professional advisors.

13.2	Force Majeure

13.2.1	Event of Force Majeure

An "Event of Force Majeure" means an event that could not have been foreseen by a Party at the time of the execution of this Agreement, or the occurrence and consequence of which could not have been avoided and reasonably prevented by that Party, and as a result, such Party is unable to perform its obligations under this Agreement. An Event of Force Majeure includes, but is not limited to: prohibition or acts by governments or public agencies, riots, war, hostility, public disturbance, strikes, failure or interruption of transportation or other utilities, epidemics, fire, floods, earthquakes, storms, tidal waves or other acts of nature

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13.2.2	Notification of Occurrence

(a)
If one Party has been prevented from performing its obligations stipulated in the Agreement because of an Event of Force Majeure, , it shall notify the other Party in writing within seven (7) days after the occurrence of such Event of Force Majeure, and all Parties shall use reasonable endeavors to mitigate damages,

(b)
If an Event of Force Majeure occurs, neither Party shall be responsible for any damage, increased costs or loss, such non-compliance or delay in implementation shall not be considered a breach of this Agreement

(c)
A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation affected by the Event of Force Majeure.

13.3	Amendment

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and duly signed by the Parties.

13.4	Entire Contract

All of the Schedules attached hereto are integral parts of this Agreement and together constitute the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all previous agreements, understandings and communications with respect to the subject matter.

The headings to the Articles are for ease of reference only and shall have no legal effect.

13.5	Severability

 The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement。

13.6	Language

This Agreement shall be written in both Chinese and English in Nine (5) counterparts each. Both versions shall be equally authentic and are consistent in all substantial respects.

In the event of any inconsistency between the two versions, such discrepancy shall by interpreted in accordance with the purposes of this Agreement

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13.7	Waiver

Unless otherwise provided for in the laws of China, failure or delay on the part of any Party hereto to exercise any right under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right preclude exercise of any other right

13.8	Notices

(a)	The dates on which the notices shall be considered valid notice served as follows:

(i)	Notices given by messenger shall be deemed effectively given on the date of delivery;

(ii)	Notices given by registered airmail shall be deemed effectively given twelve (12) days after the postage payment of the registered airmail (i.e., twelve (12) days after the post mark date);

(iii)	Notices given by facsimile transmission shall be deemed effectively given upon the delivery of the fax report evidencing the transmission of the document; and

(iv)	Notices given by courier shall be deemed effectively given on the third (3rd) day after they were sent by a recognized courier service.

Each of the Parties shall have the right to change its address and its nominee at any time, provided that after any such change the other Party shall be notified promptly in writing of such change。

(b)	All notices between the Parties hereto shall be written in English and Chinese and delivered to following addresses:

To Purchaser:

Address: No. 6, South Hongqi Road, Maanshan Economic and Technology Development Zone

To the Sellers:

Address: No. 204, Block 17, Liyuan Village, Huashan District, Maanshan Municipality, Anhui Province

13.9	Assignment by Purchaser

 The Purchaser shall have the right to assign all its rights and obligations under this Agreement and the Equity Transfer Agreement to one of its Affiliates, but shall inform the Seller in advance. The Sellers shall provide necessary assistance to the Purchaser in executing relevant assignment contracts with the assignee(s) designated by the Purchaser.

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IN WITNESS THEREOF, the Parties have caused this Agreement to be executed on the date as set forth above by their duly authorized representatives.

PURCHASER
Maanshan Global Mining Resources Ltd.

/s/ Stephen D. King
Name:

Title: CEO

Seller A
Mr. Lu Benzhao

/s/ Lu Benzhao
Seller B
Mrs. Lu Tinglan

/s/ Lu Tinglan

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SCHEDULE 1

LIST OF SELECTED EMPLOYEES

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SCHEDULE 2

BREAKDOWN OF ASSETS

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SCHEDULE 3

REPRESENTATIONS AND WARRANTIES

This schedule states the representations and warranties made by the Sellers to the Purchaser and shall be regarded as being made as of the date hereof and as of the Closing Date.

3.1	Corporate Organization

3.1.1
The Target Company is a limited liability company duly organized, validly existing and in good standing under the laws of China, having its registered office at [To insert with Zhaoyuan's registered address], with full legal and corporate power, right and authority to carry on the Business and to own and lease its properties and assets.

3.1.2	The establishment and subsequent corporate operations of the Target Company have been registered in a timely and valid manner with the Registration Authority in accordance with all Legal Requirements.

3.1.3
Since its date of establishment, the Target Company has operated its business in accordance with its articles of association and business license, and has complied with Legal Requirements in all material respects.

3.1.4
No arrangement and, in particular, no shareholders' agreement, interprets or modifies the rules set forth in the articles of association of the Target Company in force prior to Closing with respect to the voting, dividend, ownership, transfer or other rights or obligations of the equity holders.

3.1.5
The Target Company is not on the point of being, or has been, (i) subject to any Insolvency Related Procedure in respect of part or all of its assets, or (ii) in voluntary liquidation procedure, and no such procedure is Threatened or contemplated.

3.1.6
There are no circumstances which could permit a Person to demand the liquidation or dissolution of the Target Company, and no corporate decision has been taken or voted by the Target Company, which could result in such dissolution or liquidation.

3.2	Capitalization

3.2.1	The registered capital of the Target Company amounts to [To insert registered capital of Zhaoyuan]. The registered capital of the Target Company is entirely paid-up.

3.2.2
At Closing Date, the Sellers have full and valid title and ownership to One Hundred percent (100%) equity interest in the registered capital of the Target Company. Such Equity shall bear no encumbrances or any third party rights.

3.2.3
Subject to the restrictions set forth in the articles of association, the equity interest of the Target Company is freely negotiable and free and clear of all Encumbrance, nor is it the subject matter of any dispute or claim. The Sellers have full legal right, authority and power to sell, transfer and convey the Equity to the Purchaser in accordance with the terms of this Agreement.

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3.2.4
Except for the transactions contemplated in this Agreement, there are no outstanding options, warrants, or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, any equity interests in the Target Company.

3.2.5
There are no shareholders' agreements, voting agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to the equity interest of the Target Company.

3.3	Effects of the Transfer of the Equity

The transfer of the Equity in accordance with this Agreement will not result in:

3.3.1	Any breach of any agreement or undertaking by the Target Company;

3.3.2
The possibility for any Person dealing with the Target Company (i) to terminate any agreement or contract or to modify the effects thereof, or (ii) to claim the reimbursement of any subsidy, grant, loan or advance; or

3.3.3	The possibility for a Person to invoke any guarantee, surety, letter of comfort or any other document having an equivalent effect which may have been granted by or in favor of the Target Company.

3.4	Subsidiaries and Investments

3.4.1
The Target Company does not, directly or indirectly, (i) own any outstanding securities or other interest in any company, partnership, joint venture or other entity with or without legal status, other than investments in publicly traded securities, or (ii) control any corporation, partnership, joint venture or other entity.

3.4.2
The Target Company has not acquired and has no agreements, arrangements, commitments, plans or understandings to acquire, all or substantially all of the equity or assets of another corporation or entity.

3.5	Authority and no Conflict

3.5.1	The Sellers have full power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

3.5.2
The execution and delivery of this Agreement, and every document or instrument to be executed and delivered by the Sellers, and the consummation of the transactions contemplated herein and therein have been duly and validly authorized and approved by all necessary corporate actions on the part of the Sellers.

3.5.3
Subject to the consents, approvals and registrations set forth in Article 3.2 herein, neither the execution nor delivery by the Seller of this Agreement, including all the agreements referred to herein, nor the consummation of the transactions contemplated herein and therein, require any authorization, consent, approval or registration of any Governmental Authority or of any other Person.

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3.6	Books and Records

3.6.1	The corporate books and records, including the shareholders' registry and the minutes books, of the Target Company have been properly maintained and are complete and correct.

3.7	Liabilities

3.7.1
The Target Company has no liabilities or obligations of any nature, and there is no basis known to the Sellers for any claim against the Target Company, for any such liabilities or obligations, due or to become due, except for (a) accounts payable and accrued expenses incurred in the Ordinary Course and (b) current liabilities incurred in the Ordinary Course consistent with past practice (none of which results from, arises out of or in connection with, or was caused by a breach of contract, tort, product liability, infringement of rights or violation of law).

3.8	Taxes and Social Obligations

3.8.1
The Target Company has filed or caused to be filed (on a timely basis since its establishment date) all Tax and Social returns that are or were required to be filed pursuant to applicable Legal Requirements. All Tax and Social Returns filed by the Target Company are true, correct, and complete.

3.8.2
The Target Company has paid all Tax and Social liabilities required to be paid in China on or before the Closing Date and have accrued as Tax and Social liabilities on the books and records of the Target Company all amounts required to be so accrued in accordance with Chinese GAAP and applicable Legal Requirements.

3.8.3	The Target Company has never been the subject of Tax and/or Social audits.

3.8.4
No claims of deficiencies for any Tax and/or Social liability are being or have been asserted, proposed or Threatened against the Target Company, and no audit or investigation of any Tax and/or Social return is currently pending or Threatened against the Target Company.

3.8.5
All Taxes that the Target Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been duly paid to the proper tax authority or other person or Governmental Authority.

3.8.6	All the resource taxes, resource compensation fees up to the Closing Date of this Agreement have been fully paid off or provisioned for in the accounting books.

3.9	Conduct of Business in the Ordinary Course

Except as expressly contemplated in this Agreement, since the date of establishment of the Target Company, the Business has been conducted only in the Ordinary Course and in conformity with past practice. Without limiting the generality of the foregoing, the Target Company has not:

3.9.1	Created any Encumbrance on any asset;

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3.9.2
Sold, leased or transferred or agreed to sell, lease or transfer any assets or rights with a gross book value in excess of RMB 10 thousand , other than inventory sold or transferred in the Ordinary Course;

3.9.3
Canceled or agreed to cancel any debts or claims, waived or agreed to waive any rights of value, or allowed to lapse or failed to keep in force any franchise, permit or other right, in each case involving an amount in excess of RMB 10 thousand ;

3.9.4	Made or permitted any amendment or termination of any contract, agreement or license involving an amount in excess of RMB 10 thousand ;

3.9.5	Undertaken or committed to undertake capital expenditures exceeding RMB 10 thousand for any single project or related series of projects;

3.9.6	Increased the compensation paid or to become payable to any Officers or Employees, except for increases in the Ordinary Course consistent with past practice.

3.9.7	Undergone any adverse change in its relationship with suppliers, customers, distributors and lessors;

3.9.8
Instituted, settled or agreed to settle any litigation, action, or proceeding before any Governmental Authority relating to the Business or assets of the Target Company or otherwise affecting the conduct of the Business; or

3.9.9	Entered into or become committed to enter into any other transaction of a type not set forth above in excess of RMB 10 thousand.

3.10	Accounts Receivable

3.10.1
All accounts receivable owing to the Target Company as of the Closing Date represent obligations arising from sales actually made or services actually performed by the Target Company in the Ordinary Course.

3.10.2	The Accounts Receivable recorded in the accounts as of the Closing Date, are current and fully collectible.

3.10.3
There is no contest, claim, or right of set-off under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Accounts Receivable are free and clear of all Encumbrance.

3.11	Inventory

3.11.1
The inventory of the Target Company, including raw materials, supplies, work-in-process, and finished goods (the "Inventory"), taken as a whole, is in merchantable condition and is reflected in the accounts at cost subject to reserves for obsolete and slow-moving inventory ("Inventory Reserves").

3.11.2	The Inventory is free and clear of Encumbrance.

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3.12	Products

3.12.1	The products manufactured or sold by the Target Company are in compliance with Legal Requirement, notably in terms of safety, quality control and labeling.

3.12.2
No claim has been asserted against the Target Company with respect to, and, there is no basis for any claims arising out of, any injury to individuals, damage to property or other liability as a result of the use or ownership of any product manufactured or sold in the Business.

3.12.3
The Target Company is not party to an Applicable Contract containing covenants that in any way purport to restrict the business activity of the Target Company or limit its freedom to engage in any line of business or to compete with any Person.

3.13	Assets

3.13.1	The Target Company has good, valid and exclusive ownership and title of the Assets.

3.13.2
The Assets are free and clear of any type of Encumbrance or any other restriction preventing them from being fully owned and operated by the Target Company, and there is no actual or potential claim by any Person that would give such Person the right to use, occupy control or own the Assets or any item thereof, directly or indirectly.

3.13.3
The Assets are in normal condition of use, maintenance and repair, subject to normal wear and tear in the Ordinary Course, and none of them have any latent or hidden defects which may prevent them from being used for the purposes for which they are intended.

3.13.4	All the Assets have been duly recorded in the financial statements of the Target Company at a value determined in conformity with Chinese GAAP.

3.13.5	The Assets are in compliance with the Legal Requirements with respect to environmental and safety matters.

3.13.6	The Assets are sufficient to the Target Company to continue the conduct of the Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

3.14	Real Property

3.14.1
The Target Company owns the land use right and the premises (if any) as necessary for the mining on the mining field on which it has mining right, and such land use right and its term shall not be less than the term of existence of the mining right held by the Target Company.

3.14.2
The Target Company owns all the real property as reflected in its balance sheet, without any, including but not limited to, encumbrances or retention of ownership. The owned real property is complete and without material defects.

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3.15	Loans and Guaranties

3.15.1	The Target Company does not have any payment obligations nor any other rights or liabilities to any Person in relation to either the borrowing of money or the lending of money.

3.15.2	No mortgage, pledge or other Encumbrance have been granted by or extended to the Target Company.

3.16	Intellectual Property

3.16.1
The Intellectual Property Rights together with the Trade Secrets constitute the sole intellectual property rights required in order to conduct the Business after the Closing Date in substantially the same manner as it was conducted prior to the Closing Date.

3.16.2
All patents owned or used by the Target Company are valid and in full force, and all patent applications of the Target Company are in good standing, all without challenge of any kind, filed in the appropriate governmental agency office, and the Target Company owns the entire right, title and interest in and to such patents and patent applications so scheduled as being owned by it without Encumbrance of any kind.

3.16.3
All of the registrations for trade names, trademarks, service marks and copyrights owned by the Target Company or used by the Target Company are valid and in full force, and all applications by the Target Company for such registrations are pending and in good standing, all without  challenge of any kind, filed in the appropriate governmental agency office, and the Target Company owns the entire right, title and interest in and to all such trade names, trademarks, service marks and copyrights so scheduled as being owned by it as well as the registrations and applications for registration therefor without qualification, limitation, burden or Encumbrance of any kind.

3.16.4
The Sellers have caused the Target Company to take all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and have not been divulged or appropriated for the benefit of any Person or to the detriment of the Target Company.

3.16.5
The Target Company owns or has the right to use all patents, trademarks, service marks, copyrights, trade names, inventions, improvements, processes, formulae, Trade Secrets, and other proprietary information used by it in conducting the Business. No infringement of any patent, patent right, trademark, service mark, trade name, or copyright or registration thereof has occurred or results in any way from the operations or business of the Target Company. No claim or threat of any such infringement has been made in respect of any of the foregoing,

3.16.6
No claim of invalidity of any patent owned by the Target Company has been made, and no proceedings are pending or Threatened against the Target Company which challenge the validity or ownership of any  patent, trademark, trade name, service mark or copyright or the ownership of any other Intellectual Property Rights.

3.16.7
None of the Sellers or the Target Company have had notice of, any claim that the operations, activities, products, equipment, machinery or processes used in relation to the Business infringes the patents, trademarks, service marks, trade names, copyrights or other similar property rights of any other Person.

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3.17	Required Permits

3.17.1
The Target Company holds all necessary or appropriate permits, certificates, approvals, registrations, licenses or other administrative authorizations or recordings which are necessary to own, lease and operate its properties and to conduct the Business after the Closing Date the same way it was conducted before the Closing Date (the "Required Permits"), including but not limited to land use certificate, property ownership certificate, mining license, operation safety permit, environmental protection permit, use of explosives permit, planning permit and other licenses; all the licenses and certificates shall be effective on the Closing Date, and the effective terms shall not be less than the maximum term regulated by laws and regulations , and may be legally extended.

3.17.2	All Required Permits are in full force and effect and the Target Company is not in default under the terms of any such Required Permit or has received notice of any default thereunder.

3.17.3	All the fees under the Required Permits, including but not limited to land use fees, mining right fees, mining resource taxes have been legally paid off.

3.18	Employment

3.18.1
All salaries, benefits, severance payments and related Tax and/or Social liabilities with respect to the Employees have been paid by the Target Company when due for all periods through the date hereof, and, as of the Closing Date, will have been paid by the Target Company when due for all periods through the Closing Date.

3.18.2	No Employee has been transferred to the Target Company that is not employed within the scope of the Business or is not directly dedicated to the Business.

3.18.3
The Target Company has complied with the terms of the employment contracts relating to the Employees and has complied with all labor Legal Requirements in particular, but not limited to, the applicable regulations on working hours, worker’s compensation, overtime and safety and security measures.

3.18.4	There are no pending or Threatened labor litigations or labor disputes between the Employees and the Target Company.

3.18.5
The Target Company does not provide, and have not undertaken to provide, any Plan under which any Employee working for the Target Company has or may have any current or future rights to benefits in excess of those rights required by Legal Requirements.

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3.19	Officers

3.19.1	The powers of each of the Officers comply with Legal Requirements and no person other than an Officer has general or special management powers with respect to the Target Company.

3.19.2	No Officer is engaged in a business, or has an interest in any corporation, partnership, limited liability company or other entity that is engaged in a business, which competes with the Business.

3.20	Litigation

There are no claims, actions, investigations, inquiries, suits or proceedings pending or Threatened before any court or other Governmental Body to which the Target Company is, or would be, a party, as plaintiff or defendant, acting on behalf of itself or any other Person for which it may be held liable or whose obligations it may have guaranteed.

3.21	Environment

3.21.1
The Target Company is in compliance in all material respects with Legal Requirements relating to the protection of the environment and in effect prior to the Closing Date (“Environmental Laws”). All the liabilities related to environmental protection in relation to or arising from the Business of the Target Company have been paid off or provisioned for in the accounting books.

3.21.2
The Target Company has obtained all relevant and necessary authorizations and permits and has made all required declarations and filings pursuant to Environmental Laws within the context of the Business.

3.21.3
The Target Company has not received any claim, notice or demand, and no investigation, action or proceeding, is pending, or Threatened, by any Governmental Authority or any third Person, concerning any failure of the Target Company to comply with Environmental Laws, or any alleged liability under Environmental Laws within the context of the Business.

3.21.4
With respect to the Business, the Target Company has not released into the air, water or ground, any substance which may present any danger to public health and safety or the protection of environment and which might give right to a claim by any Governmental Authority or any third Person.

3.22	Compliance with Laws

3.22.1
The Target Company is in compliance with the provisions of Legal Requirements, except to the extent that the failure to comply therewith would not have an material adverse effect on the Target Company.

3.22.2
There are no existing or proposed orders, judgments, decrees, governmental takings, condemnations or other proceedings (i) to which the Target Company is a party and which would have an adverse effect on the Target Company, or (ii) which is or would be binding upon the business, operations or properties of the Target Company and which would have an adverse effect on the Target Company; provided, however, that no representations is made under this clause with respect to orders, judgments, decrees, governmental takings, condemnations or other proceedings proposed by any Governmental Authority which would have a general effect on business (e.g., tax laws).

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3.23	Certain Transactions with the Sellers and their Affiliates

Neither the Sellers nor their Affiliates (a) have any direct or indirect interest in any property, asset or right which is used by the Target Company in the conduct of the Business (except for the Main Site and Liaoyuan Site), (b) have filed any intellectual property right application which arises out of the operations of the Business or is being used in connection therewith, or (c) have any contractual relationship with the Target Company under which they have rights against the Target Companies.

3.24	Certain Payments

The Target Company, its Officers and Employees, or any other Person acting at the direction of the Target Company, have not, directly or indirectly, except for transfers of value not exceeding 1,000 RMB per annum to any one Person or entity:

(i)
made any gift or payment of any kind to any Person or entity, private or public (including but not limited to Governmental Authorities), regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Target Company, or

(ii)	established or maintained any fund or asset that has not been recorded in the books and records of the Target Company which might be used for payments of the kind described in clause (i).

3.25	Information Provided

3.25.1
All the documents and information provided to Purchaser in the course of the legal due diligence by and on behalf of the Sellers, a list of which is attached hereto as Annex 7.25.1 are true, correct and complete.

3.25.2
No representation or warranty of the Sellers contained in this Agreement, and no statement contained in any document, certificate or Schedule furnished by or on behalf of the Sellers to Purchaser pursuant to this Agreement, omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading